Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended and restated effective June 13, 2014, of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of InnerWorkings, Inc. and the effectiveness of internal control over financial reporting of InnerWorkings, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 13, 2014